Exhibit 10.20

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of February 14, 2020 (“Effective Date”), by and between CARLSBAD PALOMAR, LLC, a Delaware limited liability company (“Landlord”), and SPINAL ELEMENTS, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord’s predecessor-in-interest, HR Melrose, LLC, and Tenant entered into that certain Lease dated September 27, 2012 (“Original Lease”) for certain premises commonly known as Suite 150, 170, and 200, consisting of approximately 39,655 square feet of rentable area (“Original Premises”), in the building situated at 3115 Melrose Drive, Carlsbad, California (the “Building”), for a term of eighty-six (86) months, which is due to expire on May 31, 2020 (the “Initial Term”).

B. Landlord and Tenant subsequently entered into a Storage Area License Agreement dated July 27, 2018 (“Storage Agreement”) regarding Tenant’s right to use a portion of the Building, commonly known as Suite 140, consisting of approximately 2,007 square feet of storage space, for a term ending on the date of expiration or earlier termination of the Original Lease.

C. Landlord and Tenant subsequently entered into a Generator Agreement dated August 2, 2019 (“Generator Agreement”) for Tenant’s right to install a supplemental back-up generator (“Back-Up Generator”).

D. Tenant desires and, pursuant to the terms of this Amendment, Landlord agrees to extend the Initial Term of the Original Lease, upon the terms and conditions hereinafter provided. Upon the full execution and delivery of this Amendment, the term “Lease” shall refer to the Original Lease as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the mutual receipt and legal sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Recitals. The foregoing recitals are incorporated herein by this reference as if fully set forth at this point in the text of this Amendment.

2.	Integration. The recitals and following terms and conditions shall constitute part of the Lease and be incorporated therein by reference.

3.	Premises.

a.

Commencing on the Term Extension Commencement Date (hereinafter defined), Section 6.2 of the Original Lease Summary shall be amended to read: “41,662 rentable square feet of space located on the first (1st) and second (2nd) floors of the Building, commonly known as Suite 140, 150, 170, and 200.”

b.	The Storage Agreement will terminate on the Term Extension Commencement Date, and Tenant’s use and occupancy of Suite 140 will thereafter be covered by the Lease.

4.

Extension of Term. Effective immediately, the original term of the Lease is hereby extended for an additional seven (7) years (“Lease Extension Term”), for the period commencing on June 1, 2020 (the “Term Extension Commencement Date”) and ending on May 31, 2027. Tenant will continue to have the right to two (2) renewal options of three (3) years each (each an “Option Term”), as originally provided for in Article 2.2 of the Original Lease, as applicable to the entire Premises, and with each Option Term commencing at the expiration of the Lease Extension Term herein (i.e. Tenant shall have the right to extend the Lease from June 1, 2027 to May 31, 2030, and from June 1, 2030 to May 31, 2033).

5.

Base Rent. Commencing on the Term Extension Commencement Date, the Base Rent payable by Tenant to Landlord, in accordance with Article 3 of the Original Lease, shall be in accordance with the following schedule:

Months During Lease Extension Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot of the Premises
*1-12	$1,139,872.32	$94,989.36	$2.28
*13-24	$1,174,068.49	$97,839.04	$2.35
*25-36	$1,209,290.54	$100,774.21	$2.42
37-48	$1,245,569.26	$103,797.44	$2.49
49-60	$1,282,936.34	$106,911.36	$2.57
61-72	$1,321,424.43	$110,118.70	$2.64
73-84	$1,361,067.16	$113,422.26	$2.72

* Subject to the abated base rent provision in Section 6 below.

6.

Abatement of Monthly Base Rent. Notwithstanding anything in Section 5 above to the contrary and provided that Tenant is not then in default under the Original Lease or this Amendment, Tenant shall be entitled to an abatement of the monthly Base Rent due during the Lease Extension Term, in an amount equal to $569,936.16 in the aggregate (i.e. an amount equal to six times the monthly installment of Base Rent for the first year of the Lease Extension Term) (the “Base Rent Abatement Amount”), which shall be applied in equal monthly installments during the first three (3) years of the Lease Extension Term (i.e. $15,831.56 per month may be applied against the Monthly Base Rent each month until May 31, 2023). However, should Tenant become a publicly traded company through an initial public offering and provided Tenant is not then in default under the Original Lease or this Amendment, Tenant shall have the right to use its remaining Base Rent Abatement Amount, if any, to apply to Base Rent as it becomes due, starting the month following the initial public offering.

7.	Operating Expenses. During the Lease Extension Term, the Base Year shall be the calendar year of 2020 for the purposes of calculating Operating Expenses, beginning January 1, 2020.

8.	Tenant Improvements.

a.

Improvement Allowance. Upon full execution of this Amendment and provided that Tenant is not then in default under the Original Lease or this Amendment, Tenant shall be entitled to a tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding $1,041,550.00 (i.e. $25.00 per rentable square foot of the Premises) for the costs relating to the design and construction of additional Tenant improvements to the Premises (“Additional Tenant Improvements”). The Tenant Improvement Allowance shall be available for Tenant’s use as follows: up to twenty-five percent (25%) during the first year of the Lease Extension Term, up to fifty percent (50%) during the second year of the Lease Extension Term, and up to one hundred percent (100%) during the third year of the Lease Extension Term. Tenant may use up to $208,310.00 of the Tenant Improvement Allowance (i.e. $5.00 per rentable square foot of the Premises) (the “Limited Allowance”) for the purchase of furniture, fixtures or equipment for use in the Premises. Additionally, if Tenant becomes a publicly traded company through an initial public offering and provided Tenant is not then in default under the Original Lease or this Amendment, (1) Tenant may use the Limited Allowance, if any, as an offset against Base Rent as it becomes due, and (2) one hundred percent (100%) of the Tenant Improvement Allowance shall be available to Tenant immediately following its public offering. All Additional Tenant Improvements shall be subject to Article 8 of the

Original Lease. Disbursement of the Tenant Improvement Allowance shall be made pursuant to Section 2.2 of Exhibit D to the Original Lease, except that Tenant may also use a portion of the Tenant Improvement Allowance for the cost of its Back-Up Generator and related installation fees. In the event Tenant does not utilize any portion of the Tenant Improvement Allowance within forty-eight (48) months from the commencement of the Term Extension Commencement Date, including the Limited Allowance, Tenant shall forfeit any remaining portion of the Tenant Improvement Allowance that would be otherwise due to Tenant.

b.

Installation of HVAC Equipment. Tenant may install additional HVAC equipment in the first floor inventory area, so long as such equipment is installed to code requirements. Until such separate dedicated HVAC units are installed, Tenant shall be allowed to use Landlord’s HVAC system twenty four hours a day for seven days a week, for a total flat fee of Six Thousand Five Hundred Dollars ($6,500.00) per month, not to exceed a four (4) month period, notwithstanding the hourly charges set forth in Article 6.1.1 of the Original Lease. In addition, Landlord agrees to retroactively cap the hourly charges for after-hours HVAC usage at $12,500.00 per month for a period of up to two (2) months prior to the date of this Amendment.

c.	Outdoor Cover. Landlord, at Landlord’s sole expense, shall provide a shaded employee area on the west side of the Building.

9.	Right of First Refusal. Commencing on the Term Extension Commencement Date, Articles 1.3 and 1.3.1 shall be modified as follows, and Articles 1.3.2 through 1.3.6 shall remain in full force and effect:

1.3

Tenant shall have an ongoing right of first refusal with respect to any space in the Building (the “First Refusal Space”), subject to existing tenant extension rights, expansion rights, and rights of first refusal. Any failure by Tenant to elect to lease any First Refusal Space shall not be deemed a waiver of its right of first refusal as to future applicable space in the Building.

1.3.1

Method of Exercise. Landlord shall provide Tenant a complete copy (the “First Refusal Notice”) of any bona fide offer received from any third party that Landlord intends to accept for the potential lease of all or any portion of the First Refusal Space (the “Offered Space”). For a period of five (5)

business days following Tenant’s receipt of the First Refusal Notice (the “Election Period’’), Tenant shall have the right to inform Landlord in writing (the “Acceptance Notice”) that Tenant desires to lease the Offered Space on the same terms and conditions contained in the First Refusal Notice, except as provided below:

1.3.1.1

The lease term for any space leased by Tenant under the exercise of its right of first refusal shall be coterminous with the Lease Extension Term or the Option Terms, as applicable, provided Tenant has a minimum of thirty-six (36) months remaining during its Lease Extension Term or any exercised Option Term.

1.3.1.2

In the event Tenant has less than thirty-six (36) months of Lease Extension Term or exercised Option Term remaining, Tenant’s lease term for any space leased by Tenant under the exercise of its right of first refusal shall be the same as the lease term set forth in the First Refusal Notice.

10.	Back-Up Generator.

Pursuant to the Generator Agreement, Tenant has installed a Back-Up Generator in the location depicted on Exhibit A (the “Outdoor Premises”). Operation and maintenance of the Back-Up Generator shall be governed by the Generator Agreement, which shall continue to be in full force and effect, except as modified by this Amendment. Notwithstanding Section 3 of the Generator Agreement, Landlord waives its right to require Tenant to remove the Back-Up Generator, and to repair and restore the Outdoor Premises, upon the expiration or earlier termination of the Lease or any Lease Extension Term; provided, however, in the event Tenant elects to use a portion of the Tenant Improvement Allowance as reimbursement for the cost of its Back-Up Generator and related installation fees, the Back-Up Generator shall become the property of the Landlord upon Lease expiration. Notwithstanding the foregoing, in the event Tenant does not use of the Tenant Improvement Allowance as reimbursement herein, then Tenant shall have the option to remove the Back-up Generator upon the expiration or earlier termination of the Lease or any Lease Extension Term; provided, however, upon removal,

Tenant shall restore the Outdoor Premises and any other building modifications made as a condition such installation, to the condition prior to the Back-up Generator installation.

11.

Financial Statements. Landlord shall have the right to require Tenant to provide Landlord with a current financial statement at any time, and from time to time more than once during a calendar year, but no more than twice during a calendar year and otherwise as provided in Article 17 of the Original Lease.

12.	Landlord’s Address. Effective immediately, Landlord’s Address as set forth in the Summary of the Original Lease is deleted and replaced with the following:

Landlord’s Address:	Carlsbad Palomar, LLC
c/o Hill Companies Inc.
8100 E. Maplewood Avenue, Suite 220
Greenwood Village, CO 80111
Attn: Jim Hill

With a copy to:	Arent Fox LLP
55 2nd Street, 21st Floor
San Francisco, California 94105
Attn: M.J. Pritchett, Esq.

And a copy to:	Cushman & Wakefield
1000 Aviara Parkway, Suite 100
Carlsbad, CA 92011
Attn: Aric Stark

13.	Brokerage. Effective immediately, the Brokers set forth in the Summary of the Original Lease are deleted and replaced with the following:

Landlord’s Broker:	Cushman & Wakefield

Tenant’s Broker:	Tenant Consulting Services, Inc.

In accordance to Article 29.19 of the Original Lease, Landlord shall pay the brokerage commissions owing to the Brokers in connection with the transaction contemplated by this Amendment pursuant to the terms of a separate written agreement between Landlord and the Brokers.

14.	Defined Terms. Each capitalized term used in this Amendment shall have the same meaning ascribed to it in the Original Lease, unless specifically defined in this Amendment.

15.

Ratification. The terms of the Original Lease, except as expressly modified or excluded hereby, shall remain in full force and effect. All terms and conditions of the Original Lease, except as otherwise provided by this Amendment, shall be fully applicable to the Premises, as modified herein.

16.

Conflicts. To the extent that the provisions of this Amendment conflict with any provisions of the Original Lease, such provisions of this Amendment shall prevail and govern for all purposes and in all respects.

17.	Governing Law. This Amendment shall be governed and construed according to the laws of California and shall bind and inure to the benefit of the successors and assigns of the undersigned.

18.	Counterparts. This Amendment may be executed in several counterparts and shall be valid and binding with the same force and effect as if all parties executed the same Amendment.

19.

Approval. Tenant acknowledges that the terms and conditions as set forth herein are expressly subject to the approval of Landlord’s lender. Neither party hereto shall have any obligation or liability to the other whatsoever at law or in equity (including any claims for detrimental reliance, partial performance, good faith or promissory estoppel or other similar types of claims) unless and until such time as both parties shall have executed and delivered an agreement.

[Signatures on following page]

WITNESS the parties hereto have executed and delivered this Amendment under seal as of the date first written above.

TENANT:

Spinal Elements, Inc.

a Delaware corporation

By:	/s/ Jason Blain

Name:	Jason Blain
Title:	President & CEO

LANDLORD:

Carlsbad Palomar, LLC,

A Delaware Limited liability company

By:	/s/ J. R. Hill

Name:	J. R. Hill
Title:	Manager